UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2007 (July 23, 2007)
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana (State or Other Jurisdiction of Incorporation or Organization)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive P.O. Box 442, Sulphur, LA (Address of Principal Executive Offices)	70665 70664-0442 (Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Purchase Agreement
     On July 23, 2007, Global Industries, Ltd. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which the Company agreed to sell $325.0 million aggregate principal amount of its 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) to Lehman Brothers Inc., Calyon Securities (USA) Inc., Natexis Bleichroeder Inc. and Fortis Securities LLC (collectively, the “Initial Purchasers”), plus up to an additional $50.0 million of Debentures pursuant to the Initial Purchasers’ option to purchase additional Debentures. On July 27, 2007, the Company issued $325.0 million of the Debentures.
     The Debentures are governed by an indenture, dated as of July 27, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     The Debentures will be convertible into cash and, if applicable, shares of the Company’s common stock, par value $.01 per share (“Common Stock”) (subject to the Company’s election to satisfy its conversion obligation entirely in shares of its Common Stock), based on an initial conversion rate of 28.1821 shares of Common Stock per $1,000 principal amount of Debentures (which is equal to an initial conversion price of approximately $35.48 per share), subject to adjustment. Upon conversion, subject to the Company’s election to satisfy its conversion obligation entirely in shares of its Common Stock, the Company will satisfy its conversion obligation in cash up to the principal amount of the Debentures converted, with any remaining amount to be satisfied in shares of its Common Stock. The conversion rate will be subject to adjustments in certain circumstances.
     At any time before August 1, 2025, the Company may irrevocably elect, in its sole discretion and without the consent of the holders of the Debentures, by notice to the Trustee and the holders, to satisfy all of its conversion obligations arising after the time of such notice in shares of its Common Stock. Any such election will apply to all Debentures tendered for conversion following the date of such notice. Unless the Company has previously redeemed or purchased the Debentures, holders may convert their Debentures, at their option, at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances: (1) prior to August 1, 2025, on any date during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter) if the closing sale price of the Company’s Common Stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (2) at any time on or after August 1, 2025; (3) with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date; (4) upon the occurrence of specified corporate transactions set forth in the Indenture; (5) during a specified period if a fundamental change (as defined in the Indenture) occurs; or (6) upon satisfaction of a trading price condition set forth in the Indenture. In the event of certain types of fundamental changes, the Company will increase the conversion rate or, in lieu thereof, the Company may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of an acquiring or surviving company (as set forth in the Indenture).

     The Debentures will bear interest from July 27, 2007 at a rate of 2.75% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing on February 1, 2008. The Debentures will mature on August 1, 2027, unless earlier converted, redeemed by the Company at its option or repurchased by the Company at each holder’s option.
     The Company may not redeem the Debentures before August 1, 2014. On or after August 1, 2014, the Company may redeem all or a part of the Debentures for cash at a redemption price equal to 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date. Holders may require the Company to repurchase all or a part of their Debentures on August 1, 2017 and August 1, 2022 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. In addition, if a fundamental change occurs, holders may require the Company to repurchase all or a portion of their Debentures at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.
     The Debentures are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior indebtedness. The Debentures are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the Company’s assets collateralizing such indebtedness and any liabilities of the Company’s subsidiaries.
     The Debentures and shares of the Common Stock issuable in certain circumstances upon the conversion of the Debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company sold the Debentures to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Debentures to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
Registration Rights Agreement
     In connection with the sale of the Debentures, the Company entered into a registration rights agreement, dated as of July 27, 2007, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to file a shelf registration statement with respect to the resale of the Debentures and the Common Stock issuable upon conversion of the Debentures with the Securities and Exchange Commission (the “Commission”) and to use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the Commission within 180 days after the first date of original issuance of the Debentures. The Company will use its reasonable best efforts to keep the shelf registration statement continuously effective, supplemented and amended for a period from the date the shelf registration statement is declared effective by the Commission until the earliest of (1) the date when the holders (including any holders who have engaged in hedging activities), other than affiliates of the Company, of transfer restricted Debentures and shares of Common Stock issued upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act, or (2) the date when all transfer restricted Debentures and shares of Common Stock issued upon conversion of the Debentures are registered under the shelf registration statement and have been sold pursuant thereto, or (3) the date when all transfer restricted Debentures and shares of Common Stock issued upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise). The Company will be required to pay additional interest, subject to some limitations, to the holders of the Debentures if the Company fails to comply with its obligations to register the Debentures and the Common Stock issuable upon conversion of the Debentures.
Amended Credit Agreement
     On July 26, 2007, the Company entered into Amendment No. 2 (the “Second Amendment”) to the Third Amended and Restated Credit Agreement, dated June 30, 2006 (the “Credit Agreement”), as amended by Amendment No. 1 thereto dated as of October 6, 2006, by and among the Company, Global Offshore Mexico, S. de R.L. de C.V., and Global Industries International L.L.C. in its capacity as general partner of Global Industries International, L.P., the lenders party to the Credit Agreement, and Calyon New York Branch, as administrative agent for the lenders. The description of the Second Amendment in this Item 1.01 is qualified in its entirety by reference to the full text of the Second Amendment.
     The Second Amendment was entered into to permit the Company’s issuance of the Debentures and to make certain related changes to the Credit Agreement.
     Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 27, 2007, the Company issued $325.0 million aggregate principal amount of its 2.75% Senior Convertible Debentures due 2027, as described above in Item 1.01.
     Additional information is contained in Item 1.01 and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     On July 27, 2007, the Company completed the sale of $325.0 million aggregate principal amount of its 2.75% Senior Convertible Debentures due 2027. The Initial Purchasers of the Debentures received an aggregate discount of $6.5 million. The offer and sale of the Debentures to the Initial Purchasers was not registered under the Securities Act of 1933 in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities.
     Additional information is contained in Item 1.01 and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: July 27, 2007	By:	/s/ PETER S. ATKINSON
Peter S. Atkinson
President and Chief Financial Officer